Filed Pursuant to Rule 424(b)(3)

File No. 333-259086

File No. 333-254678

NUVEEN DYNAMIC MUNICIPAL OPPORTUNITIES FUND (NYSE: NDMO)

NUVEEN MUNICIPAL CREDIT OPPORTUNITIES FUND (NYSE: NMCO)

(EACH, A “FUND” AND, TOGETHER, THE “FUNDS”)

SUPPLEMENT DATED APRIL 11, 2023

TO EACH FUND’S PROSPECTUS AND

STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

Nuveen Dynamic Municipal Opportunities Fund Prospectus and SAI dated August 26, 2021, as supplemented	Nuveen Municipal Credit Opportunities Fund Prospectus and SAI dated March 24, 2021, as supplemented

1.

John V. Miller will retire from Nuveen on June 1, 2023. He will continue to serve as a portfolio manager of each Fund until that time. Daniel J. Close, CFA, Managing Director, and Stephen J. Candido, CFA, Managing Director, have each been named a portfolio manager of the Funds. Timothy Ryan will continue to serve as portfolio manager of the Nuveen Dynamic Municipal Opportunities Fund. Steven M. Hlavin will continue to serve as portfolio manager of the Nuveen Municipal Credit Opportunities Fund. The day-to-day operation of each Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective June 1, 2023, all references and information relating to Mr. Miller are removed from each Fund’s Prospectus and SAI, and any supplements thereto. In addition, effective immediately, the following descriptions of the Funds’ new portfolio managers have been added under the “Investment Adviser, Sub-Adviser and Portfolio Managers—Portfolio Managers” and “—Portfolio Management” sections in each Prospectus, respectively, and the “Portfolio Managers—Portfolio Management” section in each SAI:

Daniel J. Close, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management. He began his career in the financial services industry in 1998 and joined Nuveen Asset Management in 2000. He served as a member of the product management and development team and then as a research analyst before assuming portfolio management responsibilities in 2007.

Stephen J. Candido, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management. He began his career in the financial services industry when he joined Nuveen Asset Management in 1996. He served as a research analyst specializing in high yield sectors before assuming portfolio management responsibilities in 2016.

3.	Effective immediately, the following information is added to the table under the “Portfolio Managers—Other Accounts Managed by the Portfolio Managers” section of each SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Daniel J. Close*	Registered Investment Companies	12	$5,561	0	$0
	Other Pooled Investment Vehicles	21	$3,976	0	$0
	Other Accounts	38	$11,581	0	$0

Stephen J. Candido*	Registered Investment Companies	6	$11,573	0	$0
	Other Pooled Investment Vehicles	9	$587	0	$0
	Other Accounts	1	$41	0	$0

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

4.	Effective immediately, the following information is added to the table under the “Portfolio Managers—Fund Shares Owned by the Portfolio Managers” section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned
Daniel J. Close*	None
Stephen J. Candido*	None

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

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